Exhibit 3.2

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS

OF

THE HOWARD HUGHES CORPORATION

Article I, Section 10 of the Amended and Restated Bylaws of The Howard Hughes Corporation (the “Corporation”) shall be amended and restated in its entirety as follows:

“Removal of Director.  Unless otherwise provided by law and subject to the provisions of the Certificate of Incorporation and subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to such series of Preferred Stock, the stockholders, acting at a duly called annual meeting or a duly called special meeting of the stockholders, at which there is a proper quorum and where notice has been provided in accordance with Section 7 of this Article I, may remove a director or directors of the Corporation with or without cause.”

The Corporation has caused this Amendment No. 1 to be signed by the Corporation’s Senior Vice President, Secretary and General Counsel, its authorized officer, on this 19th day of May, 2016.

THE HOWARD HUGHES CORPORATION

By:	/s/ Peter F. Riley
Name:	Peter F. Riley
Title:	Senior Vice President, Secretary and General Counsel